U.S. SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED) August 6, 2007

Commission File No. 0-161570

E CASH, INC.
(Exact name of small business issuer as specified in its charter)

Delaware	52-2171803
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

402 West Broadway, 26th Floor, San Diego, CA  92101
 (Address of principal executive offices)

(619-564-7100)
  (Issuer’s telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(c)
Effective August 6, 2007, the Company appointed Michael L. Jeub as the company’s Chief Financial Officer.  Mr. Jeub’s appointment is a result of the company’s retiring CFO Noel DeWinter.  Mr. Jeub brings to the Company over 30 plus years of experience in the health care industry.

Mr. Jeub holds a Bachelor’s degree in Accounting from California State Polytechnic University. Mr. Jeub has over 30 years experience serving as a financial management executive and as a CFO of public companies. Mr. Jeub worked four years with Ernst & Young where he received his CPA certificate. Mr. Jeub was the CFO of Immune Response Corporation, Jenny Craig International, Inc a $400 Million NYSE company and National Health Laboratories, an $800 million NYSE company. Most recently Mr. Jeub served as interim CFO of Averion International Corp., a public $40 million CRO.

In connection with this appointment the Company entered into a two-year employment agreement with Mr. Jeub. The agreement will be provided by amendment.  The Company will also reimburse Mr. Jeub for all business expenses incurred by him in connection with his employment with the Company.

Item 9.01 Financial Statements and Exhibits.

(c)  Exhibits

 None

 SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

E Cash, Inc.

Date: August 6, 2007	By:	/s/ Michael Chermak
Michael Chermak Chairman, President Chief Executive Officer (Principle Executive Officer)

E Cash, Inc.

Date: August 6, 2007	By:	/s/ Michael Jeub
Michael Jeub Chief Financial Officer, (Principle Financial Officer)